As filed with the Securities and Exchange Commission on March 6, 2009

Registration No. 333-156416

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BROOKFIELD HOMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	37-1446709 (I.R.S. Employer Identification No.)

8500 Executive Park Avenue Suite 300, Fairfax, Virginia 22031 (703) 270-1700 (Address, including zip code, and telephone number including area code, of registrant’s principal executive offices)	Kim Mackmin 8500 Executive Park Avenue Suite 300, Fairfax, Virginia 22031 Telephone: (703) 270-1700 (Name, address, including zip code, and telephone number including area code, of agent for service)

with a copy to:

Daniel M. Miller

Dorsey & Whitney LLP

Suite 1605

777 Dunsmuir Street, Pacific Centre

Vancouver, British Columbia

Canada V7Y 1K4

(604) 687-5151

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to Be Registered		Proposed Maximum Aggregate Offering Price per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Rights to purchase convertible preferred stock		(1)	—	—			(2)
Convertible preferred stock	10,000,000 shares		$25.00	$250,000,000	(3)	$9,825
Shares of common stock issuable upon conversion of convertible preferred stock	35,714,286 shares	(4)	—	—			(5)
Shares of common stock issuable as dividends on shares of convertible preferred stock	110,000,000 shares	(4)	—	—			(5)
Total Registration Fee						$9,825

(1)   Evidencing the rights to subscribe for 10,000,000 shares of convertible preferred stock.

(2)   The rights are being issued for no consideration.  Pursuant to Rule 457(g) under the Securities Act of 1933, as amended, no separate registration fee is payable.

(3)   Represents the gross proceeds from the assumed exercise of all rights issued.

(4)   Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of additional shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions, or as a result of anti-dilution adjustments in accordance with the terms of the convertible preferred stock .

(5)   Pursuant to Rule 457(i) under the Securities Act of 1933, as amended, no separate registration fee is payable.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 6, 2009

PROSPECTUS

BROOKFIELD HOMES CORPORATION

Rights to Purchase up to 10,000,000 Shares of 8% Convertible Preferred Stock, Series A, at $25.00 per Share

We are distributing at no charge to holders of our common stock non-transferable subscription rights to purchase up to an aggregate of 10,000,000 shares of 8% Convertible Preferred Stock, Series A, par value $0.01 per share. The shares of convertible preferred stock will be convertible into shares of common stock at a conversion rate of 3.571428571 shares of common stock per share of convertible preferred stock, which is equivalent to a conversion price of $7.00 per share, subject to adjustment upon the occurrence of certain events.

You will receive 0.3735701 subscription rights for each share of common stock owned at 5:00 p.m., New York City time, on                           , 2009, subject to adjustments to eliminate fractional rights.  The proceeds from this rights offering will be used for general corporate purposes, including repayment on the credit facility of an affiliate of our largest beneficial stockholder, Brookfield Asset Management Inc.  We expect the total purchase price of convertible preferred stock in this rights offering to be $250,000,000, assuming full participation.

Each whole subscription right will entitle holders of our common stock on the record date, to purchase one share of convertible preferred stock at a subscription price of $25.00 per share.  Subscribers who exercise their rights in full may over-subscribe for additional shares of convertible preferred stock, subject to certain limitations, to the extent shares of convertible preferred stock are available.  The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on               , 2009, unless extended.

Dividends on the convertible preferred stock will be fully cumulative, will accumulate without interest from the date of original issuance of the convertible preferred stock and will be payable semi-annually in arrears in, at our election, cash, shares of common stock or a combination of cash and shares of common stock, on the last calendar day of each June and December, commencing on the last calendar day of the first June or December following the date of original issuance of the convertible preferred stock.

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering.  Unless our board of directors cancels or terminates the rights offering, all exercises of subscription rights are irrevocable.  Our board of directors is making no recommendation regarding your exercise of the subscription rights.  The subscription rights may not be sold or transferred.

We may cancel or terminate the rights offering at any time prior to its expiration upon determination of our board of directors. If we cancel or terminate this offering, we will return your subscription price, but without any payment of interest.

The shares of convertible preferred stock and shares of common stock issuable upon conversion of the convertible preferred stock are being offered directly by us without the services of an underwriter or selling agent.

Shares of our common stock are traded on the New York Stock Exchange under the symbol “BHS.”  The shares of common stock issuable upon the conversion of the convertible preferred stock will also be listed on the New York Stock Exchange under the same symbol.  Although the New York Stock Exchange has approved the listing of the convertible preferred stock subject to official notice of issuance, its approval is conditioned on there being at least 100 holders of the convertible preferred stock.  Therefore, the listing of the convertible preferred stock on the New York Stock Exchange will depend upon the number of our stockholders that exercise their rights, and it will not be possible until after the rights offering has been completed to determine whether or not the convertible preferred stock will be listed on the New York Stock Exchange.

Exercising the rights and investing in our shares of convertible preferred stock and our common stock involves risks.  We urge you to carefully read the section entitled “Risk Factors” beginning on page 13 of this prospectus, the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and all other information included or incorporated by reference in this prospectus in its entirety before you decide whether to exercise your rights.

	Per Share	Aggregate
Subscription Price	$25.00	$250,000,000
Estimated Expenses	$0.04	$424,725
Net Proceeds to Us	$24.96	$249,575,275

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.  The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is                .

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, the terms “Brookfield Homes Corporation,” “we,” “us,” and “our” refer to Brookfield Homes Corporation and its subsidiaries.

You should rely only on the information included or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with additional or different information.  If anyone provides you with additional, different or inconsistent information, you should not rely on it.  We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights.  Our business, financial condition, results of operations and prospects may have changed since that date.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering.  The answers are based on selected information from this prospectus and the documents incorporated by reference in this prospectus.  The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering.  This prospectus and the documents incorporated by reference in this prospectus contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the shares of convertible preferred stock and the shares of common stock issuable upon conversion of the  convertible preferred stock, and our business.

Exercising the rights and investing in our shares of convertible preferred stock and common stock involves risks.  We urge you to carefully read the section entitled “Risk Factors” beginning on page 13 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and all other information included or incorporated in this prospectus by reference in its entirety before you decide whether to exercise your rights.

What is a rights offering?

We are distributing to holders of our common stock as of 5:00 p.m. New York City time on                 , 2009, which we refer to as the “record date,” at no charge, subscription rights to purchase up to an aggregate of 10,000,000 shares of convertible preferred stock.  You will receive 0.3735701 subscription rights for each share of common stock you owned at 5:00 p.m. New York City time on the record date, subject to adjustments to eliminate fractional rights.  The subscription rights will be evidenced by rights certificates.

What is a right?

Each whole right gives our stockholders the opportunity to purchase one share of convertible preferred stock at the subscription price of $25.00 per share and carries with it a basic subscription privilege and an over-subscription privilege.  The shares of convertible preferred stock will initially be convertible into shares of common stock at a conversion rate of 3.571428571 shares of common stock per share of convertible preferred stock, which is equivalent to a conversion price of $7.00 per share.

What is the basic subscription privilege?

The basic subscription privilege of each whole right entitles you to purchase one share of convertible preferred stock at the subscription price of $25.00 per share.

What is the over-subscription privilege?

The over-subscription privilege of each whole right entitles you, if you have fully exercised your basic subscription privilege, to subscribe for additional shares of convertible preferred stock (up to the number of shares of convertible preferred stock for which you subscribed under your basic subscription privilege) at the same subscription price per share on a pro rata basis if any shares of convertible preferred stock are not purchased as of the expiration date by other holders of subscription rights under their basic subscription privileges.  “Pro rata” means in proportion to the number of shares of convertible preferred stock that all subscription rights holders who have fully exercised their basic subscription privileges on their common stock holdings have requested to purchase pursuant to the over-subscription privilege.

How many shares of convertible preferred stock may I purchase if I exercise my rights?

We are granting to you, as a stockholder of record on the record date, 0.3735701 subscription rights for each share of our common stock you owned at that time.  Each right contains the basic subscription privilege and the over-subscription privilege.  We determined the ratio of rights you will receive per share by dividing $250,000,000 by the subscription price of $25.00 to determine the maximum number of shares of convertible preferred stock to be issued in the rights offering and then dividing that number by the number of shares of common stock outstanding on the record date.  For example, if you owned 1,000 shares of our common stock on the record date and you were granted 0.3735701 rights for each share of our common stock you owned at that time, then you would have the right to purchase 374 shares of convertible preferred stock at a price of $25.00 per share, after rounding to eliminate fractional rights.  You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in the name of a broker, dealer, or other nominee who uses the services of the Depository Trust Company, or “DTC,” then DTC will issue 0.3735701 rights to the nominee for each share of our common stock you own at the record date, subject to adjustments to eliminate fractional rights.  Each whole right can then be used to purchase one share of convertible preferred stock at the subscription price of $25.00 per share.  As in the example above, if you owned 1,000 shares of our common stock on the record date, you have the right to purchase 374 shares of convertible preferred stock at a price of $25.00 per share, after rounding to eliminate fractional rights.

We will not issue fractional subscription rights or cash in lieu of fractional rights.  Fractional subscription rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that we offer 10,000,000 shares of convertible preferred stock in the rights offering.  In the event that, because of the rounding of fractional subscription rights, the rights offering would have been subscribed in an amount in excess of 10,000,000 shares of convertible preferred stock, all holders’ subscription rights will be reduced in an equitable manner.  Any excess subscription funds will be returned, without interest or deduction.

How many shares of common stock will I receive if I convert my shares of convertible preferred stock?

Each share of preferred stock will initially be convertible into 3.571428571 shares of common stock, which is equivalent to a conversion price of $7.00 per share, subject to adjustment upon the occurrence of certain events.  If, upon conversion of the convertible preferred stock, a holder would be entitled to receive a fractional interest in a share of our common stock, we will, upon conversion, pay in lieu of such fractional interest, cash in an amount determined under the terms of the convertible preferred stock.

Will I receive dividends on shares of convertible preferred stock, and when will I receive them?

Yes.  Holders of shares of convertible preferred stock will be entitled to receive, when, as and if declared by the board of directors out of funds legally available for such purpose, dividends per year at the per share rate of 8% of the $25.00 stated value of each share of convertible preferred stock, or $2.00 per year.  The stated value of the shares is subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the convertible preferred stock.  Dividends on the convertible preferred stock will be fully cumulative, will accumulate without interest from the date of original issuance of the convertible preferred stock and will be payable semi-annually in arrears in, at our election, cash, shares of common stock or a combination of cash and shares of common stock, on the last calendar day of each June and December, commencing on the last calendar day of the first June or December following the date of original issuance of the convertible preferred stock.

If I convert my shares of convertible preferred stock, will I receive any payment for declared and unpaid dividends on the shares of convertible preferred stock?

Yes.  Upon conversion of convertible preferred stock, we will pay to the holder of the convertible preferred stock being converted an amount equal to all declared and unpaid dividends on the shares of convertible preferred stock being converted.  At our election, we may make those payments in cash, shares of common stock or a combination of cash and shares of common stock.

Can I redeem the convertible preferred stock?

No.  The convertible preferred stock will not be redeemable at the option of either you or our company.

What is the maturity of the preferred stock?

The convertible preferred stock is perpetual, and therefore does not have a maturity date.  However, beginning June 30, 2014, if the 90-day volume weighted average closing price in trading of our common stock on the New York Stock Exchange (or any other national securities exchange or other market on which our common stock is then traded or quoted) immediately prior to the determination date exceeds $14.00 per share (as adjusted to reflect any stock dividend, split, combination or other similar recapitalization of the our common stock), we may, at our option, require that all then outstanding shares of convertible preferred stock be automatically converted into shares of common stock.

What if there is an insufficient number of shares of convertible preferred stock to satisfy the over-subscription requests?

If there is an insufficient number of shares of convertible preferred stock to fully satisfy the over-subscription requests of rights holders, subscription rights holders who exercised their over-subscription privilege will receive the available shares of convertible preferred stock pro rata based on the number of shares of convertible preferred stock each subscription rights holder has subscribed for under the over-subscription privilege.  Any excess subscription payments will be returned, without interest or deduction, promptly after the expiration of the rights offering.

Why are we conducting the rights offering?

We are making the rights offering with the intention of raising up to $250,000,000, before deducting estimated offering expenses of $424,725.  We currently intend to use the net proceeds received from purchases of convertible preferred stock for general corporate purposes, including repayment on the credit facility of an affiliate of our largest beneficial stockholder, Brookfield Asset Management Inc.  We believe that a rights offering provides our stockholders the opportunity to participate in this transaction and therefore significantly reduces the potential dilution of their ownership interest in our company.

How were the subscription price of $25.00 per share of convertible preferred stock and the terms of the convertible preferred stock, including the conversion price, determined?

A special committee of independent directors of our board of directors recommended to the board, and our board of directors determined, that the subscription price for the shares of convertible preferred stock and the terms of the convertible preferred stock, including the conversion price, should be designed to provide an incentive to our current stockholders to exercise their rights.  Factors considered in setting the subscription price, the conversion price and the terms of the convertible preferred stock included general conditions in the securities and real estate markets, alternatives available to us for raising equity capital, the current trading price of our common stock and the amount of proceeds desired.  The subscription price for shares of convertible preferred stock is $25.00 per share and the initial conversion price is $7.00 per share.  The subscription price and the conversion price do not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities.  We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price or the conversion price.  You should not consider the subscription price or the conversion price to be an indication of the fair value of the convertible preferred stock or the common stock issuable upon conversion of the convertible preferred stock.

Our shares of convertible preferred stock and common stock may trade at prices above or below the subscription price and conversion price, respectively.

Am I required to exercise any or all of the rights I receive in the rights offering?

No.  You may exercise any number of your whole rights, or you may choose not to exercise any rights. If you do not exercise any rights, or you exercise your rights but do not convert your shares of convertible preferred stock into shares of common stock, the number of shares of our common stock you own will not change.  However, your percentage ownership interest in our company will be diluted to the extent that participating stockholders convert their shares of convertible preferred stock into shares of common stock and to the extent that we pay dividends on the convertible preferred stock in shares of common stock.  Your percentage ownership interest in our company will also be diluted to the extent that you convert convertible preferred stock into common stock and we elect to pay dividends on the convertible preferred stock by issuing shares of common stock.

How soon must I act to exercise my rights?

The rights may be exercised beginning on the date of this prospectus through the expiration date, which is               , 2009, at 5:00 p.m., New York City time, unless extended by us.  If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you or your broker or nominee at or before the expiration date.  Although we have the option of extending the expiration date of the subscription period, we currently do not intend to do so.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus, the subscription agent will send a subscription rights certificate to each registered holder of our common stock as of 5:00 p.m., New York City time, on the record date, based on our stockholder registry maintained at the transfer agent for our common stock.  If you hold your shares of common stock through a brokerage account, bank or other nominee, you will not receive an actual subscription rights certificate.  Instead, as described in this prospectus, you must instruct your broker, bank or nominee whether or not to exercise rights on your behalf.  If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, bank or other nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate to elect to exercise your rights.

May I transfer my rights?

No.  Should you choose not to exercise your subscription rights, you may not sell, give away or otherwise transfer your subscription rights. Subscription rights will, however, be transferable by operation of law (for example, upon the death of the recipient).

Are we requiring a minimum subscription to complete the rights offering?

No.

Can the board of directors cancel, terminate, amend or extend the rights offering?

Yes.  Our board of directors may decide to cancel or terminate the rights offering at any time before the expiration of the rights offering and for any reason.  If our board of directors cancels or terminates the rights offering, we will issue a press release notifying stockholders of the cancellation or termination, and any money received from subscribing stockholders will be promptly returned, without interest or deduction.

We may amend the terms of the rights offering or extend the subscription period of the rights offering.  The period for exercising your subscription rights may be extended by our board of directors, although it does do not presently intend to do so.  We also reserve the right to amend the terms of the rights offering.

Has our board of directors made a recommendation to our stockholders regarding the exercise of rights in the rights offering?

No.  Our board of directors has not, and will not, make any recommendation to stockholders regarding the exercise of rights in the rights offering.  You should make an independent investment decision about whether or not to exercise your rights.  Stockholders who exercise rights risk investment loss on new money invested.  There is currently no market for the convertible preferred stock.  Although the New York Stock Exchange has approved the listing of the convertible preferred stock subject to official notice of issuance, its approval is conditioned on there being at least 100 holders of the convertible preferred stock.  Therefore, the listing of the convertible preferred stock on the New York Stock Exchange will depend upon the number of our stockholders that exercise their rights, and it will not be possible until after the rights offering has been completed to determine whether or not the convertible preferred stock will be listed on the New York Stock Exchange.  In addition, if listed, the continued listing of the convertible preferred stock on the New York Stock Exchange will depend upon the convertible preferred stock continuing to meet the New York Stock Exchange’s continued listing standards.  Furthermore, if listed, we cannot assure you that a liquid market for the convertible preferred stock will develop or, if developed, be maintained.  As a result, we cannot provide you with any assurance about the price at which you will be able to sell the convertible preferred stock, or about whether you will be able to sell the convertible preferred stock at all, and you might be unable to sell your convertible preferred stock at a price equal to, or higher than, the subscription price, if at all.  If you do not exercise your rights, you will lose any value represented by your rights and your percentage ownership interest in our company will be diluted to the extent that participating stockholders convert their shares of convertible preferred stock into shares of common stock.  Your percentage ownership interest in our company may also be diluted to the extent that we elect to pay dividends on the convertible preferred stock by issuing shares of common stock.  If you convert your convertible preferred stock, you may be unable to sell the shares of common stock issuable upon such conversion at a price equal to or greater than the conversion price. For more information on the risks of participating in the rights offering, see the section of this prospectus entitled “Risk Factors”.

How do I exercise my rights? What forms and payment are required to purchase the shares of convertible preferred stock?

If you wish to participate in the rights offering, you must take the following steps, unless your shares are held by a broker, dealer or other nominee:

•                  deliver payment to the subscription agent using the methods outlined in this prospectus; and

•                  deliver a properly completed rights certificate to the subscription agent before 5:00 p.m., New York City time, on                 , 2009, unless extended.

If you send a payment that is insufficient to purchase the number of shares of convertible preferred stock you requested, or if the number of shares of convertible preferred stock you requested is not specified in the forms, the payment received will be applied to exercise your basic subscription privilege.  Unless you have specified the number of shares of convertible preferred stock you wish to purchase upon exercise of your over-subscription privilege, any payment in excess of that required to exercise your basic subscription privilege will be refunded.  If the payment exceeds the subscription price for the full exercise of the basic and over-subscription privileges (to the extent specified by you), the excess will be refunded.  You will not receive interest on any payments refunded to you under the rights offering.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, or other nominee?

If you hold your shares of our common stock in the name of a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own.  The record holder must exercise the rights on your behalf for the shares of convertible preferred stock you wish to purchase.

If you wish to participate in the rights offering and purchase shares of convertible preferred stock, please promptly contact the record holder of your shares.  We will ask your broker, dealer, or other nominee to notify you of the rights offering.  You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.”  You should receive this form from your record holder with the other rights offering materials.

When will I receive my shares of convertible preferred stock?

If you purchase shares of convertible preferred stock in the rights offering, you or DTC on your behalf, as the case may be, will receive Direct Registration System book-entry statements representing the shares of convertible preferred stock that you have purchased promptly after the closing of the rights offering, and after all pro rata allocations and adjustments have been completed.

After I send in my payment and rights certificate, may I change or cancel my exercise of rights?

No.  Unless our board of directors cancels or terminates the rights offering, all exercises of rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights.  You should not exercise your rights unless you are certain that you wish to purchase shares of convertible preferred stock at a price of $25.00 per share.

How much money will we receive from the rights offering?

While the rights offering has no minimum purchase requirement, if we sell all of the shares of convertible preferred stock being offered, we will receive proceeds of $250,000,000, before deducting estimated offering expenses of $424,725.  See the section of this prospectus entitled “Use of Proceeds.”

Are there risks in exercising my subscription rights?

Yes.  The exercise of your subscription rights involves risks.  Exercising your subscription rights means buying shares of our convertible preferred stock, and should be considered as carefully as you would consider any other equity investment.  You should carefully read the section entitled “Risk Factors” beginning on page 13 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and all other information included or incorporated in this prospectus by reference in its entirety before you decide whether to exercise your rights.

How many shares of convertible preferred and common stock will be outstanding immediately after the rights offering?

As of March 3, 2009, we had 26,768,732 shares of common stock issued and outstanding.  Assuming that the rights offering is fully subscribed, 10,000,000 shares of convertible preferred stock will be outstanding immediately after the rights offering.  Based upon the maximum of 35,714,286 shares of common stock that may be issued pursuant to the conversion of the convertible preferred stock, we would have 62,483,018 shares of common stock outstanding immediately after the closing of the rights offering, assuming the full conversion of the convertible preferred shares and excluding any shares that may be issued pursuant to the exercise of stock options.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes.  The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering.  If the rights offering is not completed, we will promptly instruct the subscription agent to return your payment in full.  If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will send payments through the record holder of your shares.   Any funds returned will be returned without interest or deduction.

Will the rights be listed on a stock exchange?

The rights themselves will not be listed on the New York Stock Exchange or any other stock exchange or market.  Our common stock will continue to trade on the New York Stock Exchange under the symbol “BHS,” and the shares issuable upon the conversion of the convertible preferred stock issued in the rights offering will be eligible for trading on the New York Stock Exchange.  The New York Stock Exchange has approved the listing of the convertible preferred stock subject to official notice of issuance, but its approval is conditioned on there being at least 100 holders of the convertible preferred stock.  Therefore, the listing of the convertible preferred stock on the New York Stock Exchange will depend upon the number of our stockholders that exercise their rights, and it will not be possible until after the rights offering has been completed to determine whether or not the convertible preferred stock will be listed on the New York Stock Exchange.

May I sell my convertible preferred stock?

Yes. You may sell your convertible preferred stock on the New York Stock Exchange if the convertible preferred stock is listed on the New York Stock Exchange at the time of sale. You may also be able to sell your convertible preferred stock in private transactions.  We cannot assure you that there will be a market to sell the convertible preferred stock, or as to the price at which you will be able to sell your convertible preferred stock.  Since the convertible preferred stock is perpetual and will not mature, you could be required to hold your shares of convertible preferred stock indefinitely if you do not convert your convertible preferred stock into common stock.

Have any stockholders indicated they will exercise their rights?

Brookfield Asset Management Inc., which we sometimes refer to as “BAM” and which beneficially owns approximately 58.17% of our common stock, has indicated its intention to exercise all of its rights but has made no formal binding commitment to do so.  If BAM exercises its basic and over-subscription rights in full and no other stockholders do so, BAM will beneficially own approximately 82% of our common stock assuming the full conversion of convertible preferred stock.

How do I exercise my rights if I live outside the United States?

If you are a rights holder whose address is outside the United States, and if it is not, in our sole judgment, unlawful to do so, the subscription agent will mail rights certificates to you. To exercise your rights, you must notify the subscription agent on or prior to the expiration date for the rights offering, and take all other steps which are necessary to exercise your rights, on or prior to that time.  If you do not follow these procedures prior to the expiration of the rights offering, your rights will expire.

This rights offering is not being made in any state or other jurisdiction in which it would be unlawful to do so, nor are we selling to you, or accepting any offers from you to purchase, shares of convertible preferred stock if you are a resident of any such state or other jurisdiction.  If necessary, we may delay commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of those states or other jurisdictions.  In addition, in certain circumstances, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges even if we have shares of convertible preferred stock available.  We do not anticipate that there will be any changes in the rights offering, and we may, in our sole discretion, decline to make modifications to the terms of the rights offering requested by regulators in states or other jurisdictions, in which case stockholders who live in those states or other jurisdictions will not be eligible to participate in the rights offering.

What fees or charges apply if I purchase shares of convertible preferred stock?

We are not charging any fee or sales commission to issue rights to you or to issue shares of convertible preferred stock to you if you exercise your rights.  If you exercise your rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of receiving or exercising rights?

A holder should not recognize income or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering.  You should consult your tax advisor as to the particular consequences to you of the rights offering.  For a detailed discussion, see “Material United States Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate and payment to that record holder in accordance with the instructions you receive from that record holder.  If you are the record holder, then you should send your subscription documents, rights certificate and payment by hand delivery, first class mail, or courier service to:

By Mail:	By Overnight Courier or By Hand:

Attn:	Attn:

You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate, and payment.  We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have other questions or need assistance, please contact the information agent,                            at                   .

For a more complete description of the rights offering, see “The Rights Offering” beginning on page 22.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our shares of convertible preferred stock and common stock. You should read the entire prospectus and any documents incorporated by reference carefully.

Exercising the rights and investing in our shares of convertible preferred stock and common stock involves significant risks. We urge you to carefully read the section entitled “Risk Factors” beginning on page 13 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and all other information included or incorporated in this prospectus by reference in its entirety before you decide whether to exercise your rights.

Our Business

Brookfield Homes Corporation is a land developer and homebuilder. We entitle and develop land for our own communities and sell lots to third parties. We also design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. Our operations are currently focused primarily in the following markets: Northern California (San Francisco Bay Area and Sacramento); Southland / Los Angeles; San Diego / Riverside; and the Washington D.C. Area.

Our common stock trades on the New York Stock Exchange under the symbol “BHS.” Our principal executive offices are located at 8500 Executive Park Avenue, Suite 300, Fairfax, Virginia, 22031. Our telephone number is (703) 270-1700.

Summary of the Rights Offering

The rights offering:

We are distributing to you, at no charge, 0.3735701 non-transferable subscription rights for every one share of our common stock that you owned on the record date, either as a holder of record or, in the case of shares held of record by brokers, banks or other nominees, on your behalf, as a beneficial owner of these shares, subject to adjustments to eliminate fractional rights.

Basic subscription privilege:

Each whole right entitles you to purchase one share of convertible preferred stock at the subscription price of $25.00 per share of convertible preferred stock purchased.  Each share of convertible preferred stock consists of one share of 8% Convertible Preferred Stock, Series A, with a par value of $0.01 per share.  Each share of convertible preferred stock will initially be convertible into shares of common stock at a conversion rate of 3.571428571 shares of common stock per share of convertible preferred stock, which is equivalent to a conversion price of $7.00 per share.

Over-subscription privilege:

If you elect to exercise your basic subscription privilege in full, you may also subscribe for additional shares of convertible preferred stock (up to the number of shares of convertible preferred stock for which you subscribed under your basic subscription privilege) at the same subscription price per share.  If an insufficient number of shares of convertible preferred stock are available to satisfy fully the over-subscription privilege requests, the available shares of convertible preferred stock will be distributed proportionately among rights holders who exercised their over-subscription privilege based on the number of shares of convertible preferred stock each rights holder subscribed for under the over-subscription privilege.  The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the rights offering.

Record date:	5:00 p.m., New York City time, on , 2009.

Expiration date:	5:00 p.m., New York City time, on , 2009, unless extended by us, in our sole discretion. Any rights not exercised at or before that time will expire without any payment to the holders of those unexercised rights.

Subscription price:	$25.00 per share of convertible preferred stock, payable in cash.

Use of proceeds:

Assuming full participation, the proceeds from the rights offering are expected to be $250,000,000, before deducting estimated expenses of $424,725 relating to the rights offering.  The proceeds from the rights offering will be used for general corporate purposes, including repayment on the credit facility of an affiliate of our largest beneficial stockholder, Brookfield Asset Management Inc.

Non-transferability of rights:	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on the New York Stock Exchange or on any other stock exchange or market.

No board recommendation:

Our board of directors makes no recommendation to you about whether you should exercise any rights.  You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering.   Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our shares of convertible preferred stock and our common stock.

No revocation:	If you exercise any of your rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid.

U.S. federal income tax considerations:

A holder should not recognize income or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering.  You should consult your tax advisor as to the particular consequences to you of the rights offering.  For a detailed discussion, see “Material United States Federal Income Tax Consequences.”

Extension, cancellation, and amendment:

The period for exercising your subscription rights may be extended by our board of directors, although it does not presently intend to do so.  Our board of directors may cancel or terminate the rights offering in its sole discretion at any time on or before the expiration of the rights offering for any reason (including, without limitation, a change in the market price of our common stock).  In the event that the rights offering is cancelled or terminated, all funds received from subscriptions by stockholders will be returned.  Interest will not be payable on any returned funds.  We also reserve the right to amend the terms of the rights offering.

Procedure for exercising rights:

If you are the record holder of shares of our common stock, to exercise your rights you must complete the rights certificate and deliver it to the subscription agent,                           , together with full payment for all the subscription rights you elect to exercise.  The subscription agent must receive the proper forms and payments on or before the expiration of the rights offering.  You may deliver the documents and payments by mail or commercial courier.  If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.  If you are a beneficial owner of shares of our common stock, you should instruct your broker, custodian bank or nominee in accordance with the procedures described in the section of this prospectus entitled “The Rights Offering—Beneficial Owners.”

Subscription agent:	.

Information agent:	.

Questions:	Questions regarding the rights offering should be directed to , at .

Shares outstanding before the rights offering:	26,768,732 shares of common stock as of March 3, 2009.

Shares outstanding after completion of the rights offering:

Assuming that the rights offering is fully subscribed, 10,000,000 shares of convertible preferred stock will be outstanding immediately after the rights offering.  Based upon the maximum of 35,714,286 shares of common stock that may be issued pursuant to the conversion of the convertible preferred stock, we would have 62,483,018 shares of common stock outstanding immediately after the closing of the rights offering, assuming the full conversion of the convertible preferred shares and excluding any shares that may be issued pursuant to the exercise of stock options.

Issuance of convertible preferred stock:

If you purchase shares of convertible preferred stock through the rights offering, we will issue a Direct Registration System book-entry statement representing the shares of convertible preferred stock to you or DTC on your behalf, as the case may be, promptly after the completion of the rights offering and after all pro rata allocations and adjustments have been completed.

Risk factors:	Stockholders considering making an investment in the rights offering should consider the risk factors described in the section of this prospectus entitled “Risk Factors.”

Fees and expenses:	We will bear the fees and expenses relating to the rights offering.

New York Stock Exchange:

Shares of our common stock are currently listed for trading on the New York Stock Exchange under the symbol “BHS,” and the shares of common stock to be issued to you upon conversion of the convertible preferred stock will be eligible for trading on the New York Stock Exchange.  The New York Stock Exchange has approved the listing of the convertible preferred stock subject to official notice of issuance, but its approval is conditioned on there being at least 100 holders of the convertible preferred stock.  Therefore, the listing of the convertible preferred stock on the New York Stock Exchange will depend upon the number of our stockholders that exercise their rights, and it will not be possible until after the rights offering has been completed to determine whether or not the convertible preferred stock will be listed on the New York Stock Exchange.

Risk Factors:

Exercising your rights and investing in our shares of convertible preferred stock and common stock involves various risks associated with your investment, including the risks described in the section of this prospectus entitled “Risk Factors” beginning on page 13 and the risks that we have highlighted in other sections of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2008, and all other information included or incorporated by reference in this prospectus.  You should carefully read and consider these risk factors together with all of the other information included and incorporated by reference in this prospectus before you decide whether to exercise your rights to purchase shares of convertible preferred stock and whether to convert any such purchased shares into shares of common stock.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which are incorporated herein by reference, and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act of 1934, as amended, before making an investment decision. See the section of this prospectus entitled “Where You Can Find More Information.” Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition or operating results to suffer. The market price of our common and convertible preferred stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see “Forward-Looking Statements.”

Risks Relating to Our Business

Our business and results of operations will be materially and adversely affected by weakness in general economic, real estate and other conditions.

The land development and homebuilding industry is cyclical and is significantly affected by changes in general and local economic and industry conditions, such as employment levels, availability of financing for homebuyers, interest rates, consumer confidence, levels of new and existing homes for sale, demographic trends and housing demand. In addition, an oversupply of alternatives to new homes, such as resale homes, including homes held for sale by investors and speculators, foreclosed homes and rental properties may reduce our ability to sell new homes, depress prices and reduce our margins from the sale of new homes.

2008 was another very challenging year for the housing industry, as the downturn in the housing market intensified. Home foreclosures and lack of financing for homebuyers resulted in continued high inventories of new and resale homes and sharp declines in new home deliveries. The supply of resale and new homes far exceeds demand and even though annual single-family new home production in the United States has dropped to 0.6 million units per year, we do not anticipate that an equilibrium between the supply and demand for housing will be reached in 2009. This continuing imbalance, as well as the disruption in credit markets, has led to continued weak consumer confidence, a critical factor for home sales.

Homebuilders are also subject to risks related to the availability and cost of materials and labor, and adverse weather conditions that can cause delays in construction schedules and cost overruns. Furthermore, the market value of undeveloped land, buildable lots and housing inventories held by us can fluctuate significantly as a result of changing economic and real estate market conditions and may result in inventory impairment charges or putting our deposits for lots controlled under option at risk. If there are significant adverse changes in economic or real estate market conditions, we may have to sell homes at a loss or hold land in inventory longer than planned. Inventory carrying costs can be significant and can result in losses in a poorly performing project or market. We may be particularly affected by changes in local market conditions in California, where we derive a large proportion of our revenue. As a result of the present challenging market conditions, we have sold homes and lots for lower profit margins than in the past and we have recorded inventory and joint venture impairments and lot option write-off charges that resulted in a loss during fiscal 2008. If market conditions continue to deteriorate, some of our assets may be subject to further impairments and option write-off charges further adversely affecting our operations and financial results.

Rising mortgage rates or decreases in the availability of mortgage financing will discourage people from buying new homes.

Virtually all of our customers finance their home acquisitions through lenders providing mortgage financing. Prior to the recent volatility in the financial markets, mortgage rates were at or near their lowest levels in many years and a variety of mortgage products were available. As a result, more homebuyers were able to qualify for mortgage financing. Increases in mortgage rates or decreases in the availability of mortgage financing could depress the market for new homes because of the increased monthly mortgage costs to potential homebuyers. Even if potential customers do not need financing, changes in interest rates and mortgage availability could make it harder for them to sell their homes to potential buyers who need financing, which would result in reduced demand for new homes. As a result, rising mortgage rates and reduced mortgage availability could adversely affect our ability to sell new homes and the price at which we can sell them.

During 2007, 2008 and through 2009 to date, there was a significant decrease in the type of mortgage products available and a general increase in the qualification requirements for mortgages. Fewer loan products and tighter loan qualifications made it more difficult for some borrowers to finance the purchase of our homes. This, coupled with higher mortgage interest rates for some mortgage products has reduced demand for new homes. These reductions in demand have adversely affected our operations and financial results, and the duration and severity of the effects are uncertain.

Laws and regulations related to property development and related to the environment subject us to additional costs and delays which adversely affect our business and results of operations.

We must comply with extensive and complex regulations affecting the homebuilding and land development process. These regulations impose on us additional costs and delays, which adversely affect our business and results of operations. In particular, we are required to obtain the approval of numerous governmental authorities regulating matters such as permitted land uses, levels of density, the installation of utility services, zoning and building standards. These regulations often provide broad discretion to the administering governmental authorities as to the conditions we must meet prior to being approved for a particular development or project, if approved at all. In addition, new development projects may be subject to various assessments for schools, parks, streets and highways and other public improvements, the costs of which can be substantial. When made, these assessments can have a negative impact on our sales by raising the price that homebuyers must pay for our homes. We must also comply with a variety of local, state and federal laws and regulations concerning the protection of health and the environment, including with respect to hazardous or toxic substances. These environmental laws sometimes result in delays, cause us to incur additional costs, or severely restrict land development and homebuilding activity in environmentally sensitive regions or areas.

If we are not able to develop and market our master-planned communities successfully, our business and results of operations will be adversely affected.

Before a master-planned community generates any revenues, material expenditures are incurred to acquire land, obtain development approvals and construct significant portions of project infrastructure, amenities, model homes and sales facilities. It generally takes several years for a master-planned community development to achieve cumulative positive cash flow. If we are unable to develop and market our master-planned communities successfully and to generate positive cash flows from these operations in a timely manner, it will have a material adverse effect on our business and results of operations.

Difficulty in retaining qualified trades workers, or obtaining required materials and supplies, will adversely affect our business and results of operations.

The homebuilding industry has from time to time experienced significant difficulties in the supply of materials and services, including with respect to: shortages of qualified trades people; labor disputes; shortages of building materials; unforeseen environmental and engineering problems; and increases in the cost of certain materials (particularly increases in the price of lumber, wall board and cement, which are significant components of home construction costs). When any of these difficulties occur, it causes delays and increases the cost of constructing our homes.

Homebuilding is subject to home warranty and construction defect claims in the ordinary course of business and furthermore we sometimes face liabilities when we act as a general contractor, and we are sometimes responsible for losses when we hire general contractors.

As a homebuilder, we are subject to construction defect and home warranty claims arising in the ordinary course of our business. These claims are common in the homebuilding industry and can be costly. Further, where we act as the general contractor, we are responsible for the performance of the entire contract, including work assigned to subcontractors. Claims may be asserted against us for construction defects, personal injury or property damage caused by the subcontractors, and if successful these claims give rise to liability. Where we hire general contractors, if there are unforeseen events like the bankruptcy of, or an uninsured or under-insured loss claimed against our general contractors, we sometimes become responsible for the losses or other obligations of the general contractors. The cost of insuring against construction defect and product liability claims are high, and the amount of coverage offered by insurance companies is currently limited. There can be no assurance that this coverage will not be further restricted and become more costly. If we are not able to obtain adequate insurance against these claims, our business and results of operations will be adversely affected.

If we are not able to raise capital on favorable terms, our business and results of operations will be adversely affected.

We operate in a capital intensive industry and require significant capital expenditures to maintain our competitive position. The failure to secure additional debt or equity financing or the failure to do so on favorable terms will limit our ability to grow our business, which in turn will adversely affect our business and results of operations. We expect to make significant capital expenditures in the future to enhance and maintain the operations of our properties and to expand and develop our real estate inventory. If our plans or assumptions change or prove to be inaccurate, or if our cash flow from operations proves to be insufficient due to unanticipated expenses or otherwise, we will likely seek to minimize cash expenditures and/or obtain additional financing in order to support our plan of operations. The availability of financing from banks and the public debt markets has declined significantly. Due to the deterioration of the credit markets and the uncertainties that exist in the economy and for home builders in general, we cannot be certain that we will be able to replace existing financing or find additional sources of financing. If sufficient funding, whether obtained through public or private debt, equity financing or from strategic alliances is not available when needed or is not available on acceptable terms, our business and results of operations will be adversely affected.

Our debt and leverage could adversely affect our financial condition.

Our total debt as of December 31, 2008 was $749 million, of which a total of $405 million of our project specific financings matures prior to the end of 2010. Our leverage could have important consequences, including the following: our ability to obtain additional financing for working capital, capital expenditures or acquisitions may be impaired in the future; a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our debt, thereby reducing the funds available to us for other purposes; some of our borrowings are and will continue to be at variable rates of interest, which will expose us to the risk of increased interest rates; and our substantial leverage may limit our flexibility to adjust to changing economic or market conditions, reduce our ability to withstand competitive pressures and make us more vulnerable to a general economic downturn.

If any of these conditions occur, or should we be unable to repay these obligations as they become due, our financial condition will be adversely affected. In addition, our various debt instruments contain financial and other restrictive covenants that may limit our ability to, among other things, borrow additional funds that we might need in the future. We also guarantee shortfalls under some of our community bond debt, when the revenues, fees and assessments which are designed to cover principal and interest and other operating costs of the bonds are not paid.

We finance each of our projects individually. As a result, to the extent we increase the number of our projects and our related investment, our total debt obligations may increase. In general, we repay the principal of our debt from the proceeds of home closings

Based on our net debt levels as of December 31, 2008, a 1% change up or down in interest rates could have either a negative or positive effect of approximately $5 million on our cash flows. Refer also to the section of our Form 10-K for the year ended December 31, 2008 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Quantitative and Qualitative Disclosures About Market Risks – Interest Rates.”

Our business and results of operations will be adversely affected if poor relations with the residents of our communities negatively impact our sales.

As a master-planned community developer, we are sometimes expected by community residents to resolve any issues or disputes that arise in connection with the development of our communities. Our sales may be negatively affected if any efforts made by us to resolve these issues or disputes are unsatisfactory to the affected residents, which in turn would adversely affect our results of operations. In addition, our business and results of operations would be adversely affected if we are required to make material expenditures related to the settlement of these issues or disputes, or to modify our community development plans.

Our business is susceptible to adverse weather conditions and natural disasters.

Homebuilding in California and the Washington D.C. Area is susceptible to, and is significantly affected by, adverse weather conditions and natural disasters such as hurricanes, tornadoes, earthquakes, droughts, floods and fires. These adverse weather conditions and natural disasters can cause delays and increased costs in the construction of new homes and the development of new communities. If insurance is unavailable to us or is unavailable on acceptable terms, or if our insurance is not adequate to cover business interruption or losses resulting from adverse weather or natural disasters, our business and results of operations will be adversely affected. In addition, damage to new homes caused by adverse weather or a natural disaster can cause our insurance costs to increase.

Increased insurance risk adversely affects our business.

We are confronting reduced insurance capacity, and generally lower limits for insurance against some of the risks associated with our business. Some of the actions that have been or could be taken by insurance companies include: increasing insurance premiums; requiring higher self-insured retention and deductibles; requiring collateral on surety bonds; imposing additional exclusions, such as with respect to sabotage and terrorism; and refusing to underwrite certain risks and classes of business. The imposition of any of the preceding actions has and will continue to adversely affect our ability to obtain appropriate insurance coverage at reasonable costs.

Tax law changes could make home ownership more expensive or less attractive.

Tax law changes could make home ownership more expensive or less attractive. Significant expenses of owning a home, including mortgage interest expense and real estate taxes, generally are deductible expenses for an individual’s federal and, in some cases, state income taxes subject to various limitations under current tax law and policy. If the federal government or a state government changes income tax laws to eliminate or substantially modify these income tax deductions, then the after-tax cost of owning a new home would increase substantially. This could adversely impact demand for, and/or sales prices of new homes.

Residential homebuilding is a competitive industry, and competitive conditions adversely affect our results of operations.

The residential homebuilding industry is highly competitive. Residential homebuilders compete not only for homebuyers, but also for desirable properties, building materials, labor and capital. We compete with other local, regional and national homebuilders, often within larger communities designed, planned and developed by such homebuilders. Any improvement in the cost structure or service of our competitors will increase the competition we face. We also compete with the resale of existing homes including foreclosed homes, sales by housing speculators and investors and rental housing. Competitive conditions in the homebuilding industry could result in: difficulty in acquiring suitable land at acceptable prices; increased selling incentives; lower sales volumes and prices; lower profit margins; impairments in the value of our inventory and other assets; increased construction costs; and delays in construction.

Risks Related to the Rights Offering

If the rights offering is consummated, your relative ownership interest may experience significant dilution.

To the extent that you do not exercise your rights, or that you exercise your rights but do not convert the convertible preferred stock into common stock, and the convertible preferred stock is converted into common stock by other stockholders that participate in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the rights and conversion of the convertible preferred stock will be diluted.  Similarly, to the extent that you do not exercise your rights, or that you convert your shares of convertible preferred stock into shares of common stock, your percentage ownership interest in our company will be diluted to the extent that we elect to pay dividends on the convertible preferred stock in shares of common stock.  Brookfield Asset Management Inc., which we sometimes refer to as “BAM” and which beneficially owns approximately 58.17% of our common stock, has indicated its intention to exercise all of its rights but has made no formal binding commitment to do so.  If BAM exercises its basic and over-subscription rights in full and no other stockholders do so, BAM will beneficially own approximately 82% of our common stock assuming the full conversion of the convertible preferred stock.

The subscription rights are not transferable, and there is no market for the subscription rights.

You may not sell, give away or otherwise transfer your subscription rights.  The subscription rights are only transferable by operation of law.  Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.  You must exercise the subscription rights and acquire the shares of convertible preferred stock to realize any value from your subscription rights.

There is currently no market for the convertible preferred stock.

There is currently no market for the convertible preferred stock.  Although the New York Stock Exchange has approved the listing of the convertible preferred stock subject to official notice of issuance, its approval is conditioned on there being at least 100 holders of the convertible preferred stock.  Therefore, the listing of the convertible preferred stock on the New York Stock Exchange will depend upon the number of our stockholders that exercise their rights, and it will not be possible until after the rights offering has been completed to determine whether or not the convertible preferred stock will be listed on the New York Stock Exchange.  In addition, if listed, the continued listing of the convertible preferred stock on the New York Stock Exchange will depend upon the convertible preferred stock continuing to meet the New York Stock Exchange’s continued listing standards.  Furthermore, if listed, there is no assurance that an active trading market for the convertible preferred stock will develop or, if developed, be maintained.  As a result, we cannot provide you with any assurance about the price at which you will be able to sell the convertible preferred stock, or about whether you will be able to sell the convertible preferred stock at all, and you might be unable to sell your convertible preferred stock at a price equal to, or higher than, the subscription price, if at all.

Furthermore, since the convertible preferred stock does not have a maturity date and is not redeemable at your option, you may, unless you convert your convertible preferred stock into common stock, be required to hold your convertible preferred stock indefinitely if you are unable to sell your convertible preferred stock on terms acceptable to you.

If you convert your preferred stock into common stock, you may be unable to sell the shares of common stock issuable upon such conversion at a price equal to or greater than the conversion price.

The subscription price and the conversion price determined for the rights offering and the convertible preferred stock is not an indication of the fair value of our common stock.

A special committee of independent directors of our board of directors recommended to the board, and our board of directors determined, that the subscription price for the shares of convertible preferred stock and the terms of the convertible preferred stock, including the conversion price, should be designed to provide an incentive to our current stockholders to exercise their rights.  Factors considered in setting the subscription price, exercise price, and terms of the convertible preferred stock included general conditions in the securities and real estate markets, alternatives available to us for raising equity capital, the current trading price of our common stock and the amount of proceeds desired.  The subscription price for shares of convertible preferred stock is $25.00 per share and the initial conversion price is $7.00 per share.  The subscription price and the conversion price do not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities.  We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price for the shares of convertible preferred stock or the conversion price.  You should not consider the subscription price or the conversion price to be an indication of the fair value of the convertible preferred stock to be offered in the rights offering or the common stock issuable upon conversion of the convertible preferred stock.

Our shares of convertible preferred stock and common stock may trade at prices above or below the subscription price and the conversion price, respectively.

You may not revoke your subscription rights.

Once you exercise your subscription rights, you may not revoke the exercise.  The public trading market price of our common stock may decline before you convert your convertible preferred stock.  If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the conversion price, you will be unable to profitably convert your convertible preferred stock.  Our common stock is traded on the New York Stock Exchange under the symbol “BHS”.

We may terminate the rights offering and return your subscription payments without interest.

We may in our sole discretion decide not to continue with the rights offering or to terminate the rights offering at any time.  This decision could be based on many factors, including market conditions.  We currently have no intention to terminate the rights offering, but are reserving the right to do so.

If we elect to cancel or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments the subscription agent received from you.

This offering may cause the price of our common stock to decrease.

The conversion price, together with the number of shares of common stock we propose to issue and ultimately will issue if this offering is completed and all shares of convertible preferred stock are converted, together with any shares of common stock that we may elect to issue as dividends to holders of the convertible preferred stock, may result in an immediate decrease in the market value of our common stock.  This decrease may continue after the completion of this offering. If that occurs, you may be unable to profitably convert your convertible preferred stock.  Further, if a substantial number of rights are exercised and shares of convertible preferred stock are converted, and if the holders of the common stock received upon conversion of the convertible preferred stock choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock.  There is no assurance that following the conversion of the convertible preferred stock received pursuant to the rights offering you will be able to sell your common stock at a price equal to or greater than the conversion price.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

Stockholders who desire to purchase shares of convertible preferred stock in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before                 , 2009, the expiration date of the rights offering, unless extended.  If you are a beneficial owner of shares of common stock, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering.  We will not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering.  If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received.  Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment.  We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Dividends on convertible preferred stock may be paid in shares of our common stock.

Dividends on the convertible preferred stock may be paid, at the election of our board of directors, in shares of our common stock.  Dividends paid in shares of common stock will be issued on the basis of the market price of our common stock, based on the five-day volume weighted average closing price in trading of our common stock on the New York Stock Exchange (or any other national securities exchange or other market on which our common stock is then listed or quoted) immediately prior to the applicable declaration date.  The value of the shares received in payment of those dividends and payments could decline if the market price for shares of our common stock declines.  In addition, if our common stock is not listed or quoted on a national stock exchange or other market at the time you wish to sell shares received in payment of dividends, or if the there is not a liquid market for our common stock, you may be unable to sell the shares of common stock received in payment of the dividends payable on the convertible preferred stock.

We might be permitted to require you to convert your shares of convertible preferred stock.

Beginning June 30, 2014, if the 90-day volume weighted average closing price in trading of our common stock on the New York Stock Exchange (or any other national securities exchange or other market on which our common stock is then listed or quoted) immediately prior to the applicable determination date exceeds $14.00 per share (as adjusted to reflect any stock dividend, split, combination or other similar recapitalization of the our common stock), we may, at our option, require that all then outstanding shares of convertible preferred stock be automatically converted into shares of common stock.  In connection with such automatic conversion you would receive a payment in an amount equal to all declared and unpaid dividends on your shares of convertible preferred stock to the date of conversion, but after conversion you would no longer be entitled to the dividends, liquidation preference or other rights attributable to holders of the convertible preferred stock.

Risks Related to Our Securities

Provisions in our charter documents and Delaware law may make it difficult for a third party to acquire us, which could depress the price of our securities.

Provisions in our certificate of incorporation, our by-laws and Delaware law could delay, defer or prevent a change of control of our company. These provisions, which include authorizing the board of directors to issue preferred stock and limiting the persons who may call special meetings of stockholders, could also discourage proxy contests and make it more difficult for stockholders to elect directors and take other corporate actions.

We are also subject to provisions of Delaware law that could delay, deter or prevent us from entering into an acquisition, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a business combination with an interested stockholder unless specific conditions are met. The existence of any of the above factors could adversely affect the market price of the convertible preferred stock and our common stock.

The trading price of our securities could fluctuate significantly and could be adversely affected because Brookfield Asset Management Inc. beneficially owns approximately 58.17% of our common stock.

The trading prices of shares of our common stock and the shares of convertible preferred stock in the open market cannot be predicted. The trading prices could fluctuate significantly in response to factors such as: variations in our quarterly or annual operating results and financial condition; changes in government regulations affecting our business; the announcement of significant events by us or our competitors; market conditions specific to the homebuilding industry; changes in general economic conditions; differences between our actual financial and operating results and those expected by investors and analysts; changes in analysts’ recommendations or projections; the depth and liquidity of the market for shares of our preferred stock and common stock; investor perception of the homebuilding industry; events in the homebuilding industry; investment restrictions; and our dividend policy. In addition, securities markets have experienced significant price and volume fluctuations in recent years that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the trading price of our common stock and our convertible preferred stock.

Also, Brookfield Asset Management Inc. beneficially owns approximately 58.17% of the outstanding shares of our common stock and has indicated its intent to exercise all of its rights to be received in the rights offering.  If Brookfield Asset Management Inc. should decide in the future to sell any of our securities owned beneficially by it, the sale (or the perception of the market that a sale may occur) could adversely affect the trading price of those securities.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain “forward-looking statements” within the meaning of the United States federal securities laws. The words “may,” “believe,” “will,” “anticipate,” “expect,” “planned,” “estimate,” “project,” “future,” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. The forward-looking statements in this prospectus and the documents incorporated herein by reference include, among others, statements with respect to:

•      planned home closings, deliveries and land and lot sales (and the timing thereof);

•      sources of strategies and foundations for future growth;

•      supply and demand equilibrium;

•      visibility of cash flow;

•      financing sources;

•      sufficiency of our access to capital resources;

•      tax recoveries;

•      ability to create shareholder value;

•      expectations of future cash flow;

•      ability to generate sufficient cash flow from our assets in 2009 and 2010 to repay maturing project specific debt and other financings;

•      valuation allowances;

•      the effect of interest rate changes;

•      strategic goals;

•      the effect on our business of existing lawsuits;

•      whether or not our letters of credit or performance bonds will be drawn upon;

•      acquisition strategies;

•      capital expenditures; and

•      the time at which construction and sales begin on a project.

Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to:

•      changes in general economic, real estate and other conditions;

•      mortgage rate and availability changes;

•                  availability of suitable undeveloped land at acceptable prices;

•      adverse legislation or regulation;

•      ability to obtain necessary permits and approvals for the development of our land;

•      availability of labor or materials or increases in their costs;

•      ability to develop and market our master-planned communities successfully;

•      confidence levels of consumers;

•      our debt and leverage;

•      ability to raise capital on favorable terms;

•      adverse weather conditions and natural disasters;

•      relations with the residents of our communities;

•                  risks associated with increased insurance costs or unavailability of adequate coverage;

•                  ability to obtain surety bonds;

•      competitive conditions in the homebuilding industry, including product and pricing pressures;

•      inability to meet the listing or continued listing standards of the New York Stock Exchange; and

•                  additional risks and uncertainties, many of which are beyond our control, referred to in this prospectus, including under the heading “Risk Factors”, the documents incorporated herein by reference and our other SEC filings.

Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in subsequent reports on Forms 10-K, 10-Q and 8-K should be consulted.

USE OF PROCEEDS

The net proceeds to us from the sale of all of the shares of convertible preferred stock in the rights offering is estimated to be $249,575,275, after deducting estimated offering expenses of $424,725.  We will use the proceeds of the rights offering for general corporate purposes, including repayment on the credit facility of an affiliate of our largest beneficial stockholder, Brookfield Asset Management Inc., that bears interest at Libor plus 300 basis points and matures June 30, 2010, and to pay the fees and expenses related to this rights offering.

CAPITALIZATION

The following table describes our capitalization as of December 31, 2008, on an actual basis and on a pro forma, as adjusted basis to give effect to the sale of all 10,000,000 shares of convertible preferred stock offered in the rights offering (including, as described above, application of net proceeds to make repayment on the credit facility of an affiliate of our largest beneficial stockholder, Brookfield Asset Management Inc.) at a price of $25.00 per share of convertible preferred stock.

	As of December 31, 2008
	Actual	As Adjusted
	(in thousands except share data)

Project specific financings	$433,580	$433,580
Other revolving financings	314,977	65,402
Accounts payable and other liabilities	142,992	142,992
Minority interest	56,055	56,055
Commitments, contingent liabilities and other	—	—
Preferred stock - 10,000,000 shares authorized, no shares issued	—	249,575
Common stock – 65,000,000 shares authorized, 32,073,781 shares issued	321	321
Additional paid-in-capital	141,286	141,286
Treasury stock, at cost – 5,305,049 shares	(238,957)	(238,957)
Retained earnings	356,981	356,981
Total capitalization	$1,207,235	$1,207,235

THE RIGHTS OFFERING

The Rights

We are distributing to the record holders of our common stock as of 5:00 p.m., New York City time, on             , 2009, non-transferable subscription rights to purchase shares of convertible preferred stock at a price of $25.00 per share.  The shares of convertible preferred stock are part of a series of 8% convertible preferred stock, series A, with a par value of $0.01 per share.  The shares of convertible preferred stock are convertible into shares of common stock at an initial conversion price of $7.00 per share.  The subscription rights will entitle the holders of common stock to purchase shares of convertible preferred stock for an aggregate purchase price of $250,000,000.  See below for additional information regarding subscription by DTC participants.

You will receive 0.3735701 subscription rights for each share of our common stock that you owned at 5:00 p.m., New York City time, on the record date, subject to adjustments to eliminate fractional rights.  Each subscription right will entitle the holder thereof to purchase at the subscription price, on or before the expiration time of the rights offering, one share of convertible preferred stock.  Stockholders who elect to exercise their basic subscription privilege in full may also subscribe, at the subscription price, for additional shares of convertible preferred stock under their respective over-subscription privileges to the extent that other rights holders do not exercise their basic subscription privileges in full.  If a sufficient number of shares of convertible preferred stock are unavailable to fully satisfy the over-subscription privilege requests, the available shares of convertible preferred stock will be sold pro rata among subscription rights holders who exercised their over-subscription privilege based on the number of shares of convertible preferred stock each subscription rights holder subscribed for under the over-subscription privilege.

We intend to keep the rights offering open until 5:00 p.m., New York City time, on                     , 2009, unless our board of directors, in its sole discretion, extends such time.

Reasons for the Rights Offering

Prior to approving the rights offering, a special committee of independent directors of our board of directors and our board of directors carefully considered current market conditions and opportunities as well as the potential dilution of the ownership percentage of the current holders of our common stock that may be caused by the rights offering before concluding that the rights offering was in the best interest of our company.

After weighing the factors discussed above and the effect of the $250,000,000 in additional capital that may be generated by the sale of shares of convertible preferred stock pursuant to the rights offering before deducting offering expenses, our board of directors believes that the rights offering is in the best interests of our company.  As described in the section of this prospectus entitled “Use of Proceeds,” the proceeds of the rights offering will be used for general corporate purposes, including repayment on the credit facility of an affiliate of our largest beneficial stockholder, Brookfield Asset Management Inc., and to pay the fees and expenses associated with the rights offering.

Expiration of the Rights Offering and Extensions, Amendments, and Termination

You may exercise your subscription rights at any time before 5:00 p.m., New York City time, on               , 2009, the expiration date of the rights offering, unless extended.  We may, in our sole discretion, extend the time for exercising the subscription rights.

We will extend the duration of the rights offering as required by applicable law, and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in the rights offering.  We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent and information agent on or before the scheduled expiration date.  If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering.

If you do not exercise your subscription rights before the expiration date of the rights offering, your unexercised subscription rights will be null and void and will have no value.  We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Subscription Privileges

Your subscription rights entitle you to a basic subscription privilege and an over-subscription privilege.

Basic Subscription Privilege. The basic subscription privilege of each whole right entitles you to purchase one share of convertible preferred stock at the subscription price of $25.00 per share of convertible preferred stock.  You will receive 0.3735701 subscription rights for each share of our common stock you owned at 5:00 p.m., New York City time, on the record date.  You are not required to exercise all of your subscription rights unless you wish to purchase shares of convertible preferred stock under your over-subscription privilege.  We will deliver to the holders of record who purchase shares of convertible preferred stock in the rights offering a Direct Registration System book-entry statement representing the shares of convertible preferred stock that the holder purchased promptly after the expiration date of the rights offering and after all pro rata allocations and adjustments have been completed.

Over-Subscription Privilege. In addition to your basic subscription privilege, you may subscribe for additional shares of convertible preferred stock (up to the number of shares of convertible preferred stock for which you subscribed under your basic subscription privilege), upon delivery of the required documents and payment of the subscription price of $25.00 per unit, before the expiration of the rights offering.  You may only exercise your over-subscription privilege if you exercise your basic subscription privilege in full and other holders of subscription rights do not exercise their basic subscription privileges in full.

Pro Rata Allocation. If there are not enough shares of convertible preferred stock to satisfy all subscriptions made under the over-subscription privilege, we will allocate the remaining shares of convertible preferred stock pro rata, after eliminating all fractional shares of convertible preferred stock, among those over-subscribing rights holders.  “Pro rata” means in proportion to the number of shares of convertible preferred stock that you and the other subscription rights holders have subscribed for under the over-subscription privilege.

Full Exercise of Basic Subscription Privilege. You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full.  To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity.  For example, suppose that you were granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own collectively with your spouse.  If you wish to exercise your over-subscription privilege with respect to the subscription rights you own individually, but not with respect to the subscription rights you own collectively with your spouse, you only need to fully exercise your basic subscription privilege with respect to your individually owned subscription rights.  You do not have to subscribe for any shares of convertible preferred stock under the basic subscription privilege owned collectively with your spouse to exercise your individual over-subscription privilege.

When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our common stock that you hold in that capacity.  You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

Return of Excess Payment. If you exercised your over-subscription privilege and are allocated less than all of the shares of convertible preferred stock for which you wished to subscribe, your excess payment for shares of convertible preferred stock that were not allocated to you will be returned to you by mail, without interest or deduction, promptly after the expiration date of the rights offering.  We will deliver to the holders of record who purchase shares of convertible preferred stock in the rights offering a Direct Registration System book-entry statement representing the shares of convertible preferred stock that the holder purchased promptly after the expiration date of the rights offering and after all pro rata allocations and adjustments have been completed.

No Fractional Rights

We will not issue fractional subscription rights or cash in lieu of fractional rights.  Fractional subscription rights will be rounded to the nearest whole number, with such adjustments as may be necessary to ensure that we offer 10,000,000 shares of convertible preferred stock in the rights offering.  In the event that, because of the rounding of fractional subscription rights, the rights offering would have been subscribed in an amount in excess of 10,000,000 shares of convertible preferred stock, all holders’ subscription rights will be reduced in an equitable manner.  Any excess subscription funds will be promptly returned without interest or deduction.

If, upon conversion of the convertible preferred stock, a holder would be entitled to receive a fractional interest in a share of our common stock, we will, upon conversion, pay in lieu of such fractional interest, cash in an amount equal to the product of (a) the Closing Price (as defined in the next sentence) of a share of common stock on the last trading day before the date on which shares of common stock are issued upon conversion of a share of convertible preferred stock, and (b) such fraction of a share.  The “Closing Price” for each day will be the last reported sale price regular way or, in case no sale takes place on such day, the average of the closing bid and asked prices regular way on such day, in either case as reported on the New York Stock Exchange, or, if our common stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which our common stock is listed or admitted to trading, or, if our common stock is not listed or admitted to trading on any national securities exchange, the average of the bid and asked prices for such day on the principal inter-dealer quotation system on which our common stock is quoted, or, if our common stock is not quoted on any such inter-dealer quotation system, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm selected from time to time by us for that purpose, or, if no such bid and asked prices can be obtained from any such firm, the fair market value of one share of our common stock on such day as determined in good faith by our board of directors.

Conditions to the Rights Offering

The rights offering is not conditioned upon stockholder approval of the rights offering.  We may cancel or terminate the rights offering, in whole or in part, at any time in our sole discretion.  If we cancel or terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned promptly, without interest or deduction. See also “—Cancellation of Rights.”

Method of Subscription—Exercise of Rights

If you are a record holder of shares of our common stock, you may exercise your subscription rights by delivering the following to the subscription agent, at or before 5:00 p.m., New York City time, on               , 2009, the expiration date of the rights offering, unless extended:

•                  Your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

•                  Your full subscription price payment for each share of convertible preferred stock subscribed for under your subscription privileges.

If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, custodian bank, or other nominee, you should instruct your broker, custodian bank or other nominee to exercise your rights and deliver all documents and payment on your behalf before 5:00 p.m., New York City time, on               , 2009, the expiration date of the rights offering, unless extended.

Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, custodian or nominee, as the case may be, all of the required documents and your full subscription price payment before 5:00 p.m., New York City time, on               , 2009, the expiration date of the rights offering, unless extended.

Method of Payment

Your payment of the subscription price must be made in United States dollars for the full number of shares of convertible preferred stock for which you are subscribing by cashier’s or certified check drawn upon a United States or Canadian bank payable to the subscription agent. Personal checks will not be accepted.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon receipt by the subscription agent of any cashier’s or certified check drawn upon a United States or Canadian bank payable to the subscription agent.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the subscription price to the subscription agent by one of the methods described below:

By Mail:	By Overnight Courier or By Hand:

Attn:	Attn:

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or if you do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent.  Unless you have specified the number of shares of convertible preferred stock you wish to purchase upon exercise of your over-subscription privilege, any payment in excess of that required to exercise your basic subscription privilege will be refunded.  If we do not apply your full subscription price payment to your purchase of shares of convertible preferred stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, promptly after the expiration date of the rights offering.

Your Funds Will Be Held by the Subscription Agent until the Shares of Convertible Preferred Stock Are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with other payments received from other subscription rights holders until we issue your shares of convertible preferred stock to you upon consummation of the rights offering.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States or Canada, subject to standards and procedures adopted by the subscription agent, unless:

•                  Your subscription rights certificate provides that the shares of preferred stock are to be delivered to you as record holder of those subscription rights; or

•                  You are an eligible institution.

Notice to Brokers and Nominees

If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on                 , 2009, the record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners.  If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment.  If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that was provided to you with your rights offering materials.  If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering.  If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you.  If you hold shares of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.  To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials.  If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you.  You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering.  We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Subscription Rights Certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully.

You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent.  If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested.  You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires.  You must pay, or arrange for payment, by means of a certified or cashier’s check drawn upon a United States or Canadian bank.  Personal checks will not be accepted.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding.  We, in our sole discretion, may waive, in any particular instance, any defect or irregularity or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine.  We will not be required to make uniform determinations in all cases.  We may reject the exercise of any of your subscription rights because of any defect or irregularity.  We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we nor the subscription agent and information agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription rights certificates, and we will not be liable for failure to notify you of any defect or irregularity.  We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form.  We will also not accept the exercise of your subscription rights if our issuance of the shares of convertible preferred stock to you could be deemed unlawful under applicable law.

Material United States Federal Income Tax Consequences

A holder should not recognize income or loss for United States federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering.  You should consult your tax advisor as to the particular consequences to you of the rights offering.  For a detailed discussion, see “Material United States Federal Income Tax Consequences” on page 29.

Regulatory Limitation

We will not be required to issue the shares of convertible preferred stock to you pursuant to the rights offering if, in our opinion, it would be unlawful to do so or you would be required to obtain prior clearance or approval from any foreign, state or federal regulatory authorities to own or control such shares if, at the time the rights offering expires, you have not obtained such clearance or approval.

Questions about Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the Instructions for Use of Brookfield Homes Corporation Subscription Rights Certificates, you should contact the information agent at the address and telephone number set forth under “Questions and Answers relating to the Rights Offering” included elsewhere in this prospectus.

Subscription Agent and Information Agent

We have appointed                          to act as subscription agent and information agent for the rights offering.  You should direct any questions or requests for assistance concerning the method of subscribing for the shares of convertible preferred stock or for additional copies of this prospectus to the information agent.

Fees and Expenses

We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the rights. Neither we nor the subscription agent will pay such expenses.

No Revocation

Once you have exercised your subscription privileges, you may not revoke your exercise.  Subscription rights not exercised before the expiration date of the rights offering will expire and will have no value.

Procedures for DTC Participants

We expect that the exercise of your basic subscription privilege and your over-subscription privilege may be made through the facilities of the Depository Trust Company.  If your subscription rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of convertible preferred stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your subscription price payment for each share of convertible preferred stock that you subscribed for pursuant to your basic subscription privilege and your over-subscription privilege.

Subscription Price

The subscription price is $25.00 per share of convertible preferred stock.  For more information with respect to how the subscription price was determined, see “—Reasons for the Rights Offering” and “Questions and Answers relating to the Rights Offering” included elsewhere in this prospectus.

Foreign Stockholders

We will not mail subscription rights certificates to stockholders on the record date, or to subsequent transferees, whose addresses are outside the United States or Canada.  Instead, we will have the subscription agent hold the subscription rights certificates for those holders’ accounts.  To exercise their subscription rights, foreign holders must notify the subscription agent before 11:00 a.m., New York City time, on          , 2009, which is three business days prior to the initial expiration date, and must establish to the satisfaction of the subscription agent that they are permitted to exercise their subscription rights under applicable law. If these procedures are not followed prior to the expiration date, those holders’ rights will expire.

This rights offering is not being made in any state or other jurisdiction in which it would be unlawful to do so, nor are we selling to you, or accepting any offers from you to purchase, shares of convertible preferred stock if you are a resident of any such state or other jurisdiction.  If necessary, we may delay commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of those states or other jurisdictions.  In addition, in certain circumstances, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges even if we have shares of convertible preferred stock available.  We do not anticipate that there will be any changes in the rights offering, and we may, in our sole discretion, decline to make modifications to the terms of the rights offering requested by regulators in states or other jurisdictions, in which case stockholders who live in those states or other jurisdictions will not be eligible to participate in the rights offering.

Non-Transferability of the Rights

Except in the limited circumstances described below, only you may exercise the basic subscription privilege and the over-subscription privilege.  You may not sell, give away or otherwise transfer the basic subscription privilege or the over-subscription privilege.

Notwithstanding the foregoing, your rights may be transferred by operation of law; for example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted.  If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us before the expiration date of the rights offering.

Cancellation of Rights

Our board of directors may cancel the rights offering, in whole or in part, in its sole discretion at any time before the time the rights offering expires for any reason (including a change in the market price of our common stock).  If we cancel the rights offering, any funds you paid to the subscription agent will be promptly refunded, without interest or deduction.

No Board Recommendation

An investment in shares of convertible preferred stock, like an investment in shares of our common stock, must be made according to each investor’s evaluation of his own best interests and after considering all of the information herein, including the “Risk Factors” section of this prospectus.  Neither we nor our board of directors make any recommendation to subscription rights holders regarding whether they should exercise their subscription rights.

Shares of Common Stock Outstanding After the Rights Offering

We had 26,768,732 shares of our common stock outstanding as of March 3, 2009 and assuming that all 10,000,000 shares of convertible preferred stock in the rights offering are subscribed for, we will have 10,000,000 shares of convertible preferred stock outstanding, which will be convertible into 35,714,286 shares of our common stock, outstanding immediately after the rights offering.  Assuming the full conversion of the convertible preferred stock, 62,483,018 shares of our common stock will be issued and outstanding immediately following the rights offering, excluding any shares that may be issued pursuant to the exercise of stock options.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material United States federal income tax consequences of the offering to holders of common stock.  This summary addresses only persons or entities that are “U.S. Holders” (as defined below) who own common stock and receive rights pursuant to this offering (the “Rights”).  This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder arising from and relating to the receipt of the Rights.  In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder.  Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder.  This summary does not address the U.S. state and local, U.S. federal estate and gift, alternative minimum or foreign tax consequences arising from and relating to the receipt of the Rights.  Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal income, U.S. state and local and foreign tax consequences arising from and relating to the receipt of the Rights.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the Rights offering.  This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.  In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS and U.S. court decisions that are applicable, in each case, as of the date of this offering.  Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis.  This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holder

For purposes of this summary, a “U.S. Holder” is a beneficial owner of common stock and/or the Rights that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or any other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S., any state in the U.S., or the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of common stock and/or the Rights that is neither a U.S. Holder nor a partnership (or any other entity classified as a partnership for U.S. federal income tax purposes).  This summary does not address the U.S. federal income tax consequences to non-U.S. Holders arising from and relating to the receipt of the Rights.  Accordingly, a non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal income, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any income tax treaties) arising from and relating to the receipt of the Rights.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax consequences applicable to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are banks or other financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that own common stock or the Rights as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired common stock in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold common stock or the Rights other than as a capital asset within the meaning of Section 1221 of the Code; and (h) U.S. expatriates or former long-term residents of the U.S.  U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal income tax consequences arising from and relating to the receipt of the Rights.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds common stock or the Rights, the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners.  Owners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal income tax consequences arising from and relating to the receipt of the Rights.

1. Tax Consequences Arising from and Related to the Receipt or Exercise of Rights Pursuant to the Offering

The receipt of the Rights is intended to be nontaxable, and thus, a U.S. Holder should not recognize taxable income for United States federal income tax purposes in connection with the receipt of the Rights.  If, however, the offering does not qualify as nontaxable, you will be treated as receiving a taxable distribution equal to the fair market value of the Rights received on their distribution date.  The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your stock and then as a capital gain.  Expiration of the Rights, if their distribution were treated as a dividend, would result in a capital loss.  The discussion below assumes that the distribution of the Rights will be treated as nontaxable.

Except as provided in the following sentence, a U.S. Holder’s tax basis in the Rights received in this offering should be zero.  If either (i) the fair market value of the Rights on the date such Rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the Rights are received or (ii) the U.S. Holder elects, in its United States federal income tax return for the taxable year in which the Rights are received, to allocate part of its tax basis in such common stock to the Rights, then upon exercise of the Rights, the U.S. Holder’s tax basis in the common stock should be allocated between the common stock and the Rights in proportion to their respective fair market values on the date the Rights are distributed.  A U.S. Holder’s holding period for the Rights received in this offering should include the U.S. Holder’s holding period for the common stock with respect to which the Rights were received.

A U.S. Holder that allows the Rights to expire should not recognize any gain or loss, and the tax basis in the common stock owned by such U.S. Holder with respect to which such Rights were distributed should be equal to the tax basis in such common stock immediately before the receipt of the Rights.

A U.S. Holder should not recognize any gain or loss upon the exercise of the Rights received in this offering.  The tax basis in the convertible preferred stock acquired through exercise of the Rights should equal the sum of the purchase price for the convertible preferred stock and the U.S. Holder’s tax basis, if any, in the Rights as described above.  The holding period for the convertible preferred stock acquired through exercise of the Rights should begin on the date the Rights are exercised.

2. Conversion of Convertible Preferred Stock into Common Stock

A U.S. Holder generally will not recognize gain or loss upon the conversion of its convertible preferred stock to common stock, except in respect of any cash paid to the U.S. Holder in lieu of fractional shares.

A U.S. Holder that receives cash in lieu of a fractional share will recognize capital gain or loss, equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the stock exchanged allocable to the fractional share.

A U.S. Holder’s aggregate tax basis in the common stock received upon conversion generally will be equal to the U.S. Holder’s aggregate tax basis in the convertible preferred stock converted (less the portion of the U.S. Holder’s basis allocable to any fractional share, as to which the holder receives cash). A U.S. Holder’s holding period in the common stock received will include the holding period of the convertible preferred stock exchanged.

3. Tax Rates

For individuals, the maximum ordinary U.S. federal income tax rate is currently 35% and the maximum U.S. federal income tax rate for most long-term capital gains is currently 15%, although in either case the effective rate may be higher due to the phase out of certain tax deductions and exemptions.  An individual taxpayer may offset capital losses against capital gains.  To the extent the individual taxpayer’s capital losses in a given year exceed his or her capital gains for such year, such excess may be used to offset up to an additional $3,000 of such individual taxpayer’s ordinary income in such year.  Any unused portion of such excess can be carried forward to future years (but not carried back to prior years) to be offset in such future years against the individual taxpayer’s capital gains plus up to $3,000 of ordinary income.  For corporate taxpayers, capital gains are taxed at the same rates as ordinary income, with a maximum tax rate of 35%.  Capital losses may be offset only against capital gains and unused capital losses may be carried back three years (subject to certain limitations) and carried forward five years.

Qualified dividend income of individual taxpayers is subject to a maximum rate of tax equal to 15%.  Qualified dividend income includes dividends received from domestic corporations.  In order for the reduced rate of taxation to apply, certain holding period requirements must be met.  U.S. Holders should consult their own tax advisors to determine the impact, if any, such rules have on them.

4. Backup Withholding and Information Reporting

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, or proceeds arising from the sale or other taxable disposition of the convertible preferred stock and the Rights generally will be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax or (d) fails to certify, under penalty or perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax.  However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules.  Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded if such U.S. Holder furnishes required information to the IRS.  Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting and backup withholding tax rules.

The preceding discussion of certain material U.S. federal income tax consequences is general information only and is not tax advice.  Accordingly, each U.S. Holder should consult that U.S. Holder’s own tax advisor as to the particular tax consequences to it arising from or relating to the receipt of the Rights, including the applicability and effect of any state, local or non-U.S. tax laws and of any changes or proposed changes in applicable law.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. You are strongly encouraged, however, to read our amended and restated certificate of incorporation, our amended and restated bylaws, the certificate of designations for the convertible preferred stock and other documents and agreements, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part and available from us, at no cost, upon request.

Common Stock

Voting Rights. Each share of our common stock is entitled to one vote. Except as provided under the Delaware General Corporation Law, the holders of shares of our common stock vote together as a single class on all matters on which stockholders are permitted or entitled to vote, including the election of directors.

Dividends. Each share of our common stock is entitled to receive dividends, if, as and when declared by our board of directors out of funds legally available for that purpose and subject to preferences that may apply to any preferred stock, including the convertible preferred stock issuable upon exercise of the rights, that we may issue in the future.

Liquidation Rights. If we are dissolved or liquidated, after we satisfy all of our debts and liabilities and distributions to the holders of any preferred stock, including the convertible preferred stock issuable upon exercise of the rights, or debt instruments that we may issue in the future to which they are preferentially entitled, holders of our common stock will be entitled to share equally with other holders of our common stock in the distribution of assets to the stockholders.

Other Provisions. Other than in connection with the rights offering, there are no cumulative, subscription or preemptive rights to subscribe for any additional securities that we may issue, and there are no redemption provisions, conversion provisions or sinking fund provisions applicable to our common stock.

Election of Directors. The election of our directors is determined by a majority of the votes cast at any general meeting at which our directors are elected. Our stockholders do not and will not have cumulative voting rights. Accordingly, our largest beneficial stockholder, Brookfield Asset Management, as the holder of approximately 58.17% of the voting rights attached to our common stock, will, as a practical matter, have the power to control the election of all of our directors.

Board Actions. Our by-laws provide that certain actions require approval by our board of directors. These actions require approval by a majority of the votes present and entitled to be cast at a properly convened meeting of our board of directors.

Transfer Agent and Registrar. BNY Mellon Shareowner Services is the transfer agent and registrar for shares of our common stock in the United States and Canada.

Registration Rights. None of our common stock is subject to registration rights under the Securities Act of 1933.

Certificate of Incorporation and By-laws. Our certificate of incorporation and by-laws include provisions that require that any action to be taken by our stockholders be effected at a duly called annual or special meeting or by written consent.

Liability of Officers and Directors .Our certificate of incorporation states that no director will be personally liable for violations of the director's fiduciary duties, except:

•      for any breach of the director's duty of loyalty to our corporation or our stockholders;

•      for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law;

•      for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; and

•      for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation further states that we may indemnify any officer or director against any liability, loss, damage or expense incurred or suffered by the officer or director in the individual's capacity as officer or director, subject to the Delaware General Corporation Law and except for liability resulting from intentional misconduct or a knowing violation of law. We have been informed that in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy and unenforceable.

To the extent any director or officer is successful in defending any proceeding, whether civil or criminal, our certificate of incorporation states that we will indemnify the individual for all liabilities incurred in the individual's capacity as officer or director.

Our certificate of incorporation permits us, subject to applicable law, to advance the expenses incurred in defending any civil or criminal action for which indemnification is required against an undertaking of the indemnified person to repay the amount advanced if it is ultimately determined that the indemnified person is not entitled to be indemnified and subject to a determination by our board of directors or, in specified situations, independent legal counsel or a majority vote of our stockholders, that indemnification would be proper in the circumstances.

Convertible Preferred Stock

The shares of convertible preferred stock to be issued in the rights offering will include shares of 8% Convertible Preferred Stock, Series A, par value $0.01 per share.  We are offering up to an aggregate of 10,000,000 shares of convertible preferred stock.  Holders will be entitled to receive, when and as authorized and declared by our board of directors, out of funds legally available for the payment of distributions, cumulative dividends on the convertible preferred stock at a rate of 8.0% per year of the $25.00 stated value of each share of the convertible preferred stock (equivalent to $2.00 per year per share).  The stated value will be adjusted from time to time to reflect any stock dividends, splits, combinations or other similar recapitalization with respect to the shares of convertible preferred stock.  Dividends will be payable semi-annually on the last calendar day of each June and December to convertible preferred stockholders of record on the record dates fixed by the board of directors, which must be at least 10 days but no more than sixty days before the payment date, beginning on the last calendar day of the first June or December following the date of original issuance of the convertible preferred stock.  If any payment date is a Saturday, Sunday or a legal holiday in the place where the dividend is to be paid, then such dividend will be payable without interest on the next day that is not a Saturday, Sunday or legal holiday.  The amount of dividends payable per share of convertible preferred stock for each full semi-annual dividend period will be computed by dividing the annual dividend amount by two.  The amount of dividends payable for the initial dividend period and for any other period shorter than a full semi-annual dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.

Dividends on the convertible preferred stock will be cumulative from the date of original issuance.  Dividends on the convertible preferred stock will accrue regardless of whether: (i) our agreements, including our credit facilities, at any time prohibit the current payment of dividends, (ii) we have earnings, (iii) there are funds legally available for the payment of such dividends, or (iv) such dividends are authorized by our board of directors.  Dividends may be paid, at the election of our board of directors, in cash, shares of common stock, or a combination of cash and shares of common stock.  If we elect to pay all or any portion of a dividend in shares of common stock, we will pay cash in lieu of any fractional share to which a holder would otherwise be entitled.

If we elect to pay any dividends in shares of common stock, the amount of those dividends will be computed based on the average of the Volume Weighted Closing Price (as defined in the next sentence) of the Common Stock over the five consecutive trading days immediately preceding the applicable declaration date.  The “Volume Weighted Closing Price” for each trading day will be the product of (i) the total number of shares of our common stock traded on that day on the New York Stock Exchange or, if our common stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which our common stock is listed or admitted to trading, or, if our common stock is not listed or admitted to trading on any national securities exchange, on the principal inter-dealer quotation system on which our common stock is quoted; and (ii) the last reported sale price regular way or, in case no sale takes place on such day, the average of the closing bid and asked prices regular way on such trading day, in either case as reported by the New York Stock Exchange, or, if our common stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which our common stock is listed or admitted to trading, or, if our common stock is not listed or admitted to trading on any national securities exchange, the average of the bid and asked prices for such day on the principal inter-dealer quotation system on which our common stock is quoted, or, if the common stock is not quoted on any such inter-dealer quotation system, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm selected from time to time by us for that purpose, or, if no such bid and asked prices can be obtained from any such firm, the fair market value of one share of our common stock on such day as determined in good faith by our board of directors.

No dividends or other distributions, other than dividends payable solely in shares of common stock or other of our capital stock ranking junior as to payment of dividends to the convertible preferred stock, may be paid or set apart for payment on, and no purchase, redemption or other acquisition may be made by us, of any shares of that junior ranking dividend stock unless and until (i) all accumulated and unpaid dividends on the convertible preferred stock, including the full dividend for the then-current semi-annual dividend period, has been paid or declared and set apart for payment, and (ii) the holders of convertible preferred stock have been paid a per share amount equal to the per share amount of the proposed dividend to common stockholders to which the holders of convertible preferred stock would be entitled assuming the full conversion of all shares of convertible preferred stock.

Each share of convertible preferred stock will initially be convertible at the option of the holder of the share into 3.571428571 shares of common stock, which is equivalent to a conversion price of $7.00 per share.  The conversion rate and conversion price will be adjusted from time to time upon the occurrence of certain events, including stock dividends, splits, combinations or other similar recapitalization with respect to the shares of common stock or convertible preferred stock.  Upon conversion of any share of convertible preferred stock, the holder will also be entitled to receive a sum equal to all declared and unpaid dividends on the share being converted, and that sum may be paid in cash, shares of common stock or a combination of cash and shares of common stock.  Cash will be paid in lieu of any fractional share to which a holder would otherwise be entitled.

If at any time any dividend on any of our capital stock ranking senior as to payment of dividends to the convertible preferred stock is in default, in whole or in part, no dividend may be paid or declared and set apart for payment on the convertible preferred stock unless and until all accumulated and unpaid dividends with respect to that senior ranking dividend stock, including the full dividend for the then-current dividend period, has been paid or declared and set apart for payment, without interest.  No full dividends may be paid or declared and set apart for payment on any of our capital stock ranking, as to payment of dividends, equally with the convertible preferred stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on the convertible preferred stock for all dividend periods terminating on or prior to the date of payment of those full cumulative dividends.  No full dividends may be paid or declared and set apart for payment on the convertible preferred stock for any period unless full cumulative dividends have been, or contemporaneously are, paid or declared and set apart for payment on any such equally ranking dividend stock for all dividend periods terminating on or prior to the date of payment of those full cumulative dividends.  When dividends are not paid in full upon the convertible preferred stock and any equally ranking dividend stock, all dividends paid or declared and set apart for payment upon shares of convertible preferred stock and the equally ranking dividend stock will be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the convertible preferred stock and the equally ranking dividend stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of convertible preferred stock and equally ranking dividend stock bear to each other.

Holders of the convertible preferred stock will generally have no voting rights.

The convertible preferred stock will rank prior to all of our common stock, both as to payment of dividends and as to distributions of assets upon the liquidation, dissolution or winding up of our company, whether voluntary or involuntary.  If we liquidate, dissolve or wind up our operations, the holders of our convertible preferred stock will have the right to receive, before any payments are made to the holders of our common stock, the greater of (i) the $25.00 stated value per share (as adjusted from time to time to reflect any stock dividends, splits, combinations or other similar recapitalization with respect to the shares of convertible preferred stock) and (ii) the amount per share that would have been payable to the holders of convertible preferred stock had all shares of convertible preferred stock been converted into common stock immediately before the liquidation, dissolution or winding up.  In addition, upon such liquidation, dissolution or winding up, the holders of the convertible preferred stock will have the right to receive, before any payments are made to the holders of our common stock, an amount equal to all accumulated and unpaid dividends, whether or not declared, to and including the date of final distribution to the holders of convertible preferred stock.

The shares of convertible preferred stock will be represented by a Direct Registration System book-entry statement.

Neither we, nor the holders of the convertible preferred stock, may redeem the convertible preferred stock.  However, if, at any time on or after June 30, 2014, the average of the volume weighted closing price of our common stock over the 90 consecutive trading days immediately prior to the date of determination is greater than $14.00 per share, as adjusted for any stock dividends, splits, combinations or other similar recapitalization with respect to the common stock, we may, at our option, elect that all outstanding shares of convertible preferred stock will be automatically converted into shares of common stock, at the then effective conversion rate.  In addition to issuing the necessary number of whole shares of common stock in connection with the automatic conversion, we will pay to each holder cash for any fractional share to which the holder would otherwise be entitled.  We will also pay to the holders of the convertible preferred stock all declared but unpaid dividends on the convertible preferred stock converted.

The convertible preferred stock will not have any stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions. Accordingly, the shares of convertible preferred stock will remain outstanding indefinitely unless we decide to cause a mandatory conversion or we purchase all or a portion of the shares in the open market.  We are not required to set aside funds to redeem the convertible preferred stock.

We may not, without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of convertible preferred stock, voting separately as a class, (i) authorize, create or issue any shares of any other class or series of capital stock ranking senior to the convertible preferred stock as to dividends or upon liquidation, or (ii) amend, alter or repeal any provision of our certificate of incorporation or bylaws in a manner that adversely affects the powers, preferences or rights of the convertible preferred stock.

We will not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of Common Stock or other securities or property upon conversion of convertible preferred stock in a name other than that of the holder of the shares of convertible preferred stock being converted, nor will we be required to issue or deliver any such shares or other securities or property unless and until the person or persons requesting the issuance has paid to us the amount of any tax owing or has established to our satisfaction that the tax has been paid.

PLAN OF DISTRIBUTION

On or about                   , 2009, we will distribute the rights, rights certificates and copies of this prospectus to individuals who owned shares of common stock on the record date.  If you wish to exercise your rights and purchase shares of convertible preferred stock, you should complete the rights certificate and return it with payment for the shares of convertible preferred stock, to the subscription agent,                         , at the following address:

By Mail:	By Overnight Courier or By Hand:

Attn:	Attn:

In the event that the rights offering is not fully subscribed, holders of rights who exercise all of their rights pursuant to their basic subscription privilege will have the opportunity to subscribe for unsubscribed rights pursuant to the over-subscription privilege.  See further the section of this prospectus entitled “The Rights Offering.”

We have not agreed to enter into any standby or other arrangement to purchase or sell any rights or any of our securities.  Brookfield Asset Management Inc., which beneficially owns approximately 58.17% of our common stock, has indicated its intention to exercise all of its rights under the rights offering, but it has made no formal binding commitment to do so.

We have not entered into any agreements regarding stabilization activities with respect to our securities.

If you have any questions, you should contact the information agent,                                    , (      )                   .  We have agreed to pay the subscription agent and information agent a fee plus certain expenses, which we estimate will total approximately $16,500.  We estimate that our total expenses in connection with the rights offering will be approximately $424,725.

Other than as described herein, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of convertible preferred stock or the common stock issuable upon conversion of the convertible preferred stock.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with these requirements, we are required to file periodic reports and other information with the Securities and Exchange Commission.  The reports and other information filed by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

You may copy and inspect any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C.,  20549.  Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms.  The SEC also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC.  Additionally, we make these filings available, free of charge, on our website at www.brookfieldhomes.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC.  The information on our website, other than these filings, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this prospectus, and should not be relied upon in connection with making any investment decision with respect to our shares of convertible preferred stock or our shares of common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the Securities and Exchange Commission or documents that we will file with the Securities and Exchange Commission in the future.  The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the Securities and Exchange Commission will automatically update and supersede information in this prospectus.  We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we close this offering, including all filings made after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of that registration statement.  We hereby incorporate by reference the following documents:

•      Our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 13, 2009 and the portions of our proxy statement, dated February 26, 2009, for our 2009 Annual Meeting of Stockholders that are incorporated by reference into the Form 10-K;

•      our Current Report on Form 8-K, filed with the SEC on February 24, 2009;

•      our Current Report on Form 8-K, filed with the SEC on March 4, 2009; and

•      the description of our common stock, par value $0.01 per share, included in our Registration Statement on Form 10 filed with the SEC on October 31, 2002, as amended, including any amendment or report filed for the purpose of amending such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by written or oral request made to us at the following address or telephone number:

Brookfield Homes Corporation

8500 Executive Park Avenue,

Suite 300, Fairfax, Virginia 22031

Telephone: (858) 481-2567

Attn: Director, Investor Relations

LEGAL MATTERS

The validity of the shares of convertible preferred stock will be passed upon for us by Dorsey & Whitney LLP, Vancouver, Canada and Seattle, Washington.

EXPERTS

The financial statements of Brookfield Homes Corporation as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, and the effectiveness of Brookfield Homes Corporation’s internal control over financial reporting, both of which are incorporated by reference in this prospectus, have been audited by Deloitte &Touche LLP, an independent registered accounting firm, as stated in their reports.  Such financial statements have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The expenses relating to the registration of the securities registered hereby will be borne by the registrant. Such expenses are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$9,825
Subscription Agent and Information Agent Fees and Expenses	$16,500	*
Printing and Mailing Costs	$8,000	*
Accounting Fees and Expenses	$50,000	*
Legal Fees and Expenses	$235,000	*
Miscellaneous Expenses	$105,400	*
Total	$424,725	*

*Estimated.

Item 15.  Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the certificate of incorporation and the bylaws of Brookfield Homes Corporation, a Delaware Corporation.

Our certificate of incorporation states that no director will be personally liable for violations of the director’s fiduciary duty, except: for any breach of the director’s duty of loyalty to the corporation or our stockholders; for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law; for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; and for any transaction from which the director derived an improper personal benefit.

As permitted by Section 145 of the Delaware General Corporation Law, our certificate of incorporation further states that we may indemnify any officer or director against any liability, loss, damage or expense incurred or suffered by the officer or director in the individual’s capacity as officer or director, subject to the Delaware General Corporation Law and except for liability resulting from intentional misconduct or a knowing violation of law.

To the extent any director or officer is successful in defending any proceeding, whether civil or criminal, our certificate of incorporation states that we will indemnify the individual for all liabilities incurred in the individual’s capacity as officer or director.

Our certificate of incorporation permits us, subject to applicable law, to advance the expenses incurred in defending any civil or criminal action for which indemnification is required against an undertaking of the indemnified person to repay the amount advance if it is ultimately determined that the indemnified person is not entitled to be indemnified and subject  to a determination by our board of directors or, in specified situations, independent legal counsel or a majority vote of our stockholders, that indemnification would be proper in the circumstances.

Section 145 of the Delaware General Corporation Law also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the Delaware General Corporation Law.

We maintain an insurance policy on behalf of our company and our subsidiaries, and on behalf of our and their directors and officers, covering certain liabilities that may arise as a result of the actions of such directors and officers.

We have been informed that in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy and unenforceable.

Item 16. Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act tthat is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Ontario, Canada, on March 6, 2009.

BROOKFIELD HOMES CORPORATION

By:	/s/ IAN G. COCKWELL
Ian G. Cockwell President and Chief Executive Officer

By:	/s/ CRAIG J. LAURIE
Craig J. Laurie Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Ian G. Cockwell and Craig J. Laurie as his true and lawful attorney-in-fact and agent, with full power to act alone, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including any post-effective amendments) and any additional registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and otherwise) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*
Robert L. Stelzl	Chairman of the Board	March 6, 2009

/s/ IAN G. COCKWELL
Ian G. Cockwell	President and Chief Executive Officer and Director (Principal Executive Officer)	March 6, 2009

/s/ CRAIG J. LAURIE
Craig J. Laurie	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 6, 2009

/s/ TIMOTHY R. PRICE
Timothy R. Price	Director	March 6, 2009

*
Robert A. Ferchat	Director	March 6, 2009

*
J. Bruce Flatt	Director	March 6, 2009

*
Bruce T. Lehman	Director	March 6, 2009

*
Alan Norris	Director	March 6, 2009

*
David M. Sherman	Director	March 6, 2009

*
Michael D. Young	Director	March 6, 2009

*By:	/s/ Ian G. Cockwell
Ian G. Cockwell
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit	Description

4.1	Form of Subscription Rights Certificate.

4.2**	Form of Subscription Agent Agreement.

4.3	Certificate of Designations for convertible preferred stock.

4.4*	Form of certificate representing convertible preferred stock.

4.5

Amended and Restated Certificate of Incorporation of Brookfield Homes Corporation (incorporated by reference to Exhibit 3.1 to Brookfield Homes Corporation’s Registration Statement on Form 10, filed with the Securities and Exchange Commission on October 31, 2002).

4.6

Amended and Restated By-laws of Brookfield Homes Corporation (incorporated by reference to Exhibit 3.2 to Brookfield Homes Corporation’s Registration Statement on Form 10, filed with the Securities and Exchange Commission on October 31, 2002).

5.1**	Opinion of Dorsey & Whitney LLP regarding the validity of the securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.2**	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page hereto and previously filed).

99.1	Form of Instruction for Use of Brookfield Homes Corporation Subscription Rights Certificates.

99.2	Form of Letter to Stockholders who are Record Holders.

99.3	Form of Letter to Nominee Holders Whose Clients are Beneficial Holders.

99.4	Form of Letter to Clients of Nominee Holders.

99.5	Form of Nominee Holder Certification.

99.6*	Form of Beneficial Owner Election.

*Previously filed.

**To be filed by amendment.